Exhibit 99
NEWS RELEASE

#08R — February 5, 2009	Contact:	Roger Schrum +843/339-6018 roger.schrum@sonoco.com
Sonoco Reports 2008 Fourth Quarter and Annual Financial Results
Consumer Packaging Segment Continues Strong Operating Performance, Industrial-related Businesses Impacted by Recession,
Company Updates 2009 Pension Expense Requirements and Lowers Earnings Guidance
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported fourth quarter 2008 earnings of $.36 per diluted share, compared with $.54 per diluted share reported in the fourth quarter of 2007. Results in the prior year period benefited from lower restructuring charges.
Base earnings for the fourth quarter of 2008 were $.49 per diluted share, compared with $.62 per diluted share reported in the same period in 2007. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges, and certain non-recurring or infrequent and unusual items, as applicable. Excluded from base earnings in the 2008 fourth quarter were after-tax restructuring and asset impairment charges of $.13 per diluted share stemming from the Company’s previously announced cost reduction measures. Base earnings in the fourth quarter of 2007 excluded after-tax restructuring, asset impairment and environmental charges totaling $.08 per diluted share. Fourth quarter 2008 base earnings reflect an effective tax rate of 28.7 percent, compared with 25.4 percent in 2007. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release.
“Clearly, Sonoco felt the effects of the global recession in the fourth quarter as volume declined in nearly all of our served markets, but particularly so in our businesses which serve industrial markets,” said Harris E. DeLoach Jr., chairman, president and chief executive officer. “Our Consumer Packaging segment, which serves a larger percentage of food-related markets, continued to show strength by posting year-over-year improvement for the fourth consecutive quarter with operating income increasing by 14 percent.”
Net sales for the fourth quarter of 2008 were $934.6 million, compared with $1.06 billion in the same period last year. “Sales declined 12 percent during the fourth quarter due to lower volumes in most of our businesses, particularly in our industrial-focused businesses, and the negative impact of foreign currency translation which reduced revenue year over year for the quarter by approximately $56 million,” said DeLoach. “Higher selling prices, which were implemented to help recover higher raw material, energy, freight and other costs, only partially offset these larger negative factors.”
Net income for the fourth quarter of 2008 was $36.0 million, compared with $54.2 million for the same period in 2007. Fourth quarter 2008 base earnings were $49.1 million, compared with $62.7 million last year. This year’s fourth quarter base earnings exclude after-tax restructuring and asset impairment charges of $13.1 million, compared with $8.5 million of after-tax charges for restructuring, asset impairment and environmental
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383 7794
www.sonoco.com

Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 2 charges in last year’s fourth quarter. The effective tax rate in both periods includes the effect of recognition of deferred tax benefits due to enactment of statutory tax rate reductions. The effect of these rate reductions was larger in 2007.
“In addition to significant fourth quarter volume declines in many of our businesses, the rapid slow down in the global economy led to extended downtime in many of our operations that serve industrial markets. This downtime reduced manufacturing productivity in those operations,” said DeLoach. “Partially offsetting these negative factors was a sharp decline in the cost of old corrugated containers, our largest raw material. In addition, lower plant fixed costs and selling, general and administrative expenses aided fourth quarter earnings.”
2008 Results
For the year ended December 31, 2008, net sales increased to a record $4.12 billion, up 2 percent, compared with $4.04 billion in 2007. Net income for 2008 was $164.6 million ($1.63 per diluted share), compared with $214.2 million ($2.10 per diluted share) in 2007. Net income for 2008 was negatively impacted by a $31.0 million ($.31 per diluted share) after-tax, non-cash impairment charge for the Company’s remaining financial interest related to the 2003 sale of its high density film business and after-tax asset impairment and restructuring charges of $30.8 million ($.30 per diluted share). 2007 earnings included after-tax asset impairment and restructuring-related charges of $25.3 million ($.25 per diluted share) and a $14.8 million after-tax charge ($.15 per diluted share) resulting from an increase in the environmental reserve at a subsidiary’s paper operation, partially offset by a lower effective tax rate as a result of the release of tax reserves on expiration of statutory assessment periods and foreign tax rate reductions.
Full year base earnings were $226.4 million ($2.24 per diluted share) in 2008, compared with a record $242.4 million ($2.38 per diluted share) in 2007. The negative impacts of lower volume, particularly in the second half of the year, higher raw material, energy, freight and other costs and a higher effective tax rate on base earnings more than offset higher selling prices and productivity improvements.
Cash generated from operations in the fourth quarter of 2008 was $69.2 million, compared with $187.2 million for the same period in 2007. The decrease was due to lower earnings and a smaller quarter-to-quarter reduction in working capital. For the year, cash generated from operations was $379.4 million, compared with $445.1 million in 2007. Although down significantly from the prior year, due primarily to changes in working capital and the timing of certain year-end payments, this year’s cash flow from operations ranks as the third highest in Company history. Capital expenditures and cash dividends totaled $123.1 million and $106.6 million, respectively for 2008, compared with $169.4 million and $102.7 million, respectively in 2007. During 2008, the Company used cash to reduce debt by $153 million. As of December 31, 2008, total debt was $690 million, compared with $850 million at the end of 2007, and the Company has no significant debt refinancing requirements until November 2010. The Company continues to operate its $500 million commercial paper program with $95 million outstanding at the end of 2008. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011. The Company believes that these banks are capable of meeting their commitments.
“2008 was a very difficult year for Sonoco as inflation in raw materials and energy costs during the first half of the year, along with a severe deepening of the global recession in the second half, impacted consumers, our customers and, therefore, many of our businesses. That said, the Company produced record sales in 2008 and our second-best base earnings performance,” said DeLoach. “Our strategy to grow our businesses serving consumer markets served us well during the year as our Consumer Packaging segment achieved record sales and operating income, with sales increasing 9 percent and operating income growing 25 percent. For the year,
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 3
Sonoco generated $379 million in operating cash flow, which we used to fund capital projects to expand our businesses, reward our shareholders with generous cash dividends for the 84th consecutive year and reduce debt. Finally, as the economy declined during the year we took aggressive steps to reduce costs throughout our businesses. In December we announced and substantially executed a realignment of manufacturing capacity to match market conditions and to establish an affordable fixed cost structure that will help margins going forward.”
“As we enter our 110th year in 2009, we are focused on again improving those areas we can control. These include our cost structure, productivity, capital effectiveness, innovation, safety and putting the right people into the right jobs to better serve the needs of our customers. In addition, we will look to leverage our financial strength, which is proving to be an important differentiation from competing suppliers that may not have the wherewithal to reliably meet customer needs. While we are currently holding on to free cash to further strengthen our financial position, we believe there will be some targeted opportunities to grow our business in 2009,” DeLoach concluded.
Pension Expense, First Quarter Earnings and 2009 Outlook Updated
The year-over-year increase in the aggregate unfunded position of the Company’s various benefit plans is largely attributable to the U.S. qualified defined benefit pension plan. This plan was over-funded by $40 million as of the end of 2007. However, due primarily to the poor performance of the plan’s assets during 2008, the plan was under-funded by $266 million at December 31, 2008. While the change in the funded status of the plans did not impact 2008 earnings, it did result in a net reduction to shareholders’ equity of approximately $200 million.
“Reduced nominal returns due to lower asset levels, together with the amortization of losses on plan assets, will result in a $59 million year-over-year increase in 2009 pension expense reflected in pretax earnings, or $.35 per diluted share after tax,” said Charles Hupfer, senior vice president and chief financial officer. “Sonoco expects contributions to retirement plans worldwide will total approximately $15 million in 2009. This amount reflects the full utilization of the remaining funding credits available for the U.S. qualified defined benefit pension plan due to having previously funded the plan in excess of minimum requirements. In addition, the Company is working on the roll-out of changes to its U.S. qualified defined benefit pension plan that should moderately reduce the volatility of long-term funding exposure and expenses.”
Sonoco expects first quarter 2009 base earnings to be in the range of $.28 to $.32 per diluted share. Full year 2009 base earnings are projected to be in the range of $1.55 to $1.90 per diluted share. Both the first quarter and full year guidance include a year over year increase in pension expense of $.10 and $.35 per diluted share, respectively. The Company’s 2009 annual earnings guidance reflects an expected tax rate of approximately 32 percent.
In commenting on the guidance, Hupfer noted that the low end of $.28 and $1.55 per diluted share for the quarter and full year, respectively, is based on the current level of business activity, primarily reflecting lower volumes in businesses serving industrial markets. It is also based on realizing the expected improvements from previously announced cost reduction plans as well as the impact of normal seasonality. The unusually wide range in the guidance reflects the degree of uncertainty in today’s business environment. The high end of the range assumes a return to a more normal business environment later in the year.
Segment Review
The Company uses a non-GAAP financial measure, Base Operating Profit, when discussing the operational results of its segments. Base Operating Profit is defined as the segments’ portion of consolidated Income
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 4
Before Income Taxes, excluding restructuring charges, impairment charges, environmental charges, net interest expense and certain non-recurring or infrequent and unusual items. A reconciliation of Base Operating Profit to GAAP Income Before Income Taxes for the Company’s three reportable segments and All Other Sonoco is provided later in this release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Fourth quarter 2008 sales for the segment were $386 million, compared with $387 million in the same period in 2007. Base operating profit for this segment was $32.7 million in the fourth quarter of 2008, an increase of 14 percent, compared with $28.7 million in the same period in 2007.
Sales in this segment were essentially flat during the fourth quarter as higher selling prices were offset by the negative impact of foreign currency translation and lower volumes. Base operating profit increased in the fourth quarter due primarily to productivity improvements and a positive mix of business in flexible packaging and North American rigid paper containers and closures partially offset by lower volumes. Higher selling prices were mostly offset by higher raw material, freight, labor and other costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Fourth quarter 2008 sales for the segment were $347 million, compared with $444 million in the same period in 2007. Fourth quarter base operating profit for this segment declined to $29.2 million, compared with $41.7 million in the same period in 2007.
The sales decline in the Tube and Core/Paper segment was due primarily to significant volume declines in North America, Europe and Asia along with the negative impact of foreign currency translation and lower prices received for recovered paper. Operating income declined due to the impacts of lower volume and higher energy, freight, labor and other costs that more than outweighed the benefit of realizing material cost savings in excess of related sales price declines.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
Fourth quarter 2008 sales for this segment were $120 million, compared with $141 million in the same period in 2007. Base operating profit for this segment was $5.1 million in the fourth quarter, compared with the $10.6 million in the same period in 2007.
Sales in this segment were impacted by significantly lower fulfillment volume in the Company’s point-of-purchase display operations and the negative impact of foreign currency translation. Operating income decreased primarily due to the lower point-of-purchase display fulfillment volume.
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 5
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Fourth quarter 2008 sales in All Other Sonoco were $81 million, compared with $88 million reported in the same period in 2007. Base operating profit for the fourth quarter of 2008 was $8.8 million, compared with $10.9 million in the same period in 2007.
Sales in All Other Sonoco declined during the quarter due to lower volumes in molded plastics, wire and cable reels and protective packaging along with the negative impact of foreign currency translation, partially offset by higher sales prices. Operating profit in All Other Sonoco declined as higher selling prices and productivity improvements were more than offset by lower volume and higher raw material costs.
Corporate
Net interest expense for the fourth quarter of 2008 decreased to $11.2 million, compared with $14.0 million during the same period in 2007. The decrease was due to lower debt levels and lower interest rates. The effective tax rate for the Company for the year ended December 31, 2008, was 27.1 percent, compared with 21.6 percent in 2007. The effective tax rate was lower in 2007 due primarily to the release of tax reserves on expiration of statutory assessment periods and foreign tax rate reductions.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, February 5, 2009, at 11 a.m. Eastern time, to review fourth quarter and full-year 2008 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/407-0782 and international callers at +201/689-8567. The replay passcode for both U.S. and international calls is account number 286 and conference ID number 308776. The archived telephone call will be available through February 15, 2009. The call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 6
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	the rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 7
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Sales	$934,572	$1,060,118	$4,122,385	$4,039,992
Cost of sales	776,361	868,841	3,398,355	3,286,198
Selling, general and administrative expenses	82,357	103,329	374,396	409,719
Restructuring charges/Asset Impairment Charges	22,223	8,695	100,061	36,191

Income before interest and taxes	$53,631	$79,253	$249,573	$307,884
Interest expense	12,638	16,179	53,401	61,440
Interest income	(1,395)	(2,223)	(6,204)	(9,182)

Income before income taxes	42,388	65,297	202,376	255,626
Provision for income taxes	8,126	15,645	54,797	55,186

Income before equity in earnings of affiliates/ minority interest in subsidiaries	34,262	49,652	147,579	200,440
Equity in earnings of affiliates/minority interest in subsidiaries	1,750	4,516	17,029	13,716

Net income	$36,012	$54,168	$164,608	$214,156

Average shares outstanding — diluted	100,758	100,781	100,986	101,875

Diluted earnings per share	$0.36	$0.54	$1.63	$2.10

Dividends per common share	$0.27	$0.26	$1.07	$1.02

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Net Sales
Consumer Packaging	$385,976	$386,941	$1,570,331	$1,438,119
Tubes and Cores/Paper	347,346	443,663	1,674,635	1,711,964
Packaging Services	119,850	141,045	517,498	518,833
All Other Sonoco	81,400	88,469	359,921	371,076

Consolidated	$934,572	$1,060,118	$4,122,385	$4,039,992

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$32,705	$28,735	$130,370	$104,516
Tubes and Cores/Paper — Operating Profit	29,239	37,656	145,840	143,692
Packaging Services — Operating Profit	5,100	10,613	29,045	44,482
All Other Sonoco — Operating Profit	8,810	10,944	44,379	51,385
Restructuring charges	(22,223)	(8,695)	(100,061)	(36,191)
Interest, net	(11,243)	(13,956)	(47,197)	(52,258)

Consolidated	$42,388	$65,297	$202,376	$255,626

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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 8
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Net Income	$36,012	$54,168	$164,608	$214,156
Asset impairment charges	12,525	2,617	71,646	16,684
Depreciation, depletion and amortization	44,059	47,748	182,721	181,339
Fox River environmental reserves/insurance receivable	(1,150)	4,050	38,415	25,150
Changes in components of working capital	42,740	100,941	1,030	49,401
Other operating activity	(65,028)	(22,294)	(79,062)	(41,594)

Net cash provided by operating activities	69,158	187,230	379,358	445,136

Purchase of property, plant and equipment	(31,594)	(34,165)	(123,114)	(169,444)
Cost of acquisitions, exclusive of cash	—	(20,922)	(5,535)	(236,263)
Debt (repayments) proceeds, net	(89,148)	(128,633)	(153,013)	78,677
Cash dividends	(26,932)	(26,012)	(106,558)	(102,658)
Other, including effects of exchange rates on cash	32,695	12,406	39,759	(31,188)

Net (decrease)/increase in cash and cash equivalents	(45,821)	(10,096)	30,897	(15,740)
Cash and cash equivalents at beginning of period	147,476	80,854	70,758	86,498

Cash and cash equivalents at end of period	$101,655	$70,758	$101,655	$70,758

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Dec. 31, 2008	Dec. 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$101,655	$70,758
Trade accounts receivable	392,171	488,409
Other receivables	46,827	34,328
Inventories	314,169	343,084
Prepaid expenses and deferred taxes	75,169	91,100

	929,991	1,027,679
Property, plant and equipment, net	973,442	1,105,342
Goodwill	782,983	828,348
Other intangible assets	120,540	139,436
Other assets	279,510	239,438

	$3,086,466	$3,340,243

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$653,275	$701,271
Notes payable and current portion of long-term debt	32,978	45,199
Accrued taxes	11,943	11,611

	$698,196	$758,081
Long-term debt	656,847	804,339
Pension and other postretirement benefits	455,197	180,509
Deferred income taxes and other	113,250	155,777
Shareholders’ equity	1,162,976	1,441,537

	$3,086,466	$3,340,243

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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 9
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, environmental charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2008 Fourth Quarter, Annual Financial Results — page 10
Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share[2]	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(Unaudited)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Diluted Earnings Per Share, as reported (GAAP)	$0.36	$0.54	$1.63	$2.10
Adjusted for:
Restructuring/asset impairment charges, net of tax [3]	0.13	0.06	0.30	0.25
Financial asset impairment charge, net of tax	—	—	0.31	—
Environmental reserve, net of tax	—	0.02	—	0.15
Release of tax reserves	—	—	—	(0.12)

Base Earnings Per Share (Non-GAAP)	$0.49	$0.62	$2.24	$2.38

Base Earnings[4]	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(Unaudited)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Net Income, as reported (GAAP)	$36.0	$54.2	$164.6	$214.2
Adjusted for:
Restructuring/asset impairment charges, net of tax [3]	13.1	6.1	30.8	25.3
Financial asset impairment charge, net of tax	—	—	31.0	—
Environmental reserve, net of tax	—	2.4	—	14.8
Release of tax reserve	—	—	—	(11.9)

Base Earnings (Non-GAAP)	$49.1	$62.7	$226.4	$242.4

Base Operating Profit[5]	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(Unaudited)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Consumer Packaging — Base Operating Profit	$32.7	$28.7	$130.4	$104.5
Tubes and Cores/Paper — Base Operating Profit	29.2	41.7	145.8	168.8
Packaging Services — Base Operating Profit	5.1	10.6	29.0	44.5
All Other Sonoco — Base Operating Profit	8.8	11.0	44.4	51.4

Base Operating Profit	75.8	92.0	349.6	369.2

Restructuring/asset impairment charges, net of tax [3]	(22.2)	(8.7)	(57.4)	(36.2)
Financial asset impairment charges	—	—	(42.6)	—
Environmental reserve	—	(4.0)	—	(25.1)
Interest, net	(11.2)	(14.0)	(47.2)	(52.3)

Income before income taxes (GAAP)	$42.4	$65.3	$202.4	$255.6

1 Generally Accepted Accounting Principles
2 Base earnings per diluted share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring, asset impairment and environmental charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
3 Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
4 Base earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring, asset impairment and environmental charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
5 Base operating profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring, asset impairment and environmental charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
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